J L. VERAR CPA

Engagement Agreement

With

August 1st 2018

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Mr. Mosses Campbell Santos

CEO

Mary Janes Vape and Smoke Shop Inc

302 W Victory Dr. Unit F

Savannah, GA 31405

Mr. Campbell

The purpose of this letter agreement (this “Agreement”) is to establish the terms and conditions pursuant to which JL Verar, CPA (“we,” “us” or “JVerar”) will provide Mary Janes Vape and Smoke Shop Inc. (“you” or the “Company”) with the Services (as defined below).

1.	The Services

JVerar will provide you with the services of a CFO as specified in Exhibit A attached hereto (the “Services”) at your request. Any additional services that you request we perform for you that are not specifically within the definition of Services, and that we agree to provide, will be the subject of a separate engagement agreement.

2.	Billing and Payment

Our professional fee for the service will be billed at first week of each month.

•	Monthly fee of $1,500 billed in advance with our ACH direct debit processing from date of this engagement until such time the company are able to secure funding of $500,000 or more. There after the monthly fee will be at $3,000 per month.
•	Annually 150,000 shares of stock granted at the date this agreement is signed and approved. The following year stocks will be granted and issued upon renewal of this agreement.
•	Any out-of- pocket fees billed as incurred.
•	Any other services requested like Stock Option valuation, Convertible notes and derivative instruments valuation will be billed on an hourly basis of $175 per hour or $1,500 per instrument. Both parties must agree prior to commencing of services requested.
•	Bookkeeping and back office support will be billed under a separate engagement letter.

We reserve the right to charge you interest at the rate of one percent (1%) per month for any unpaid portion of any invoice that is more than 10 days past due unless you are disputing such unpaid portion in good faith and in strict compliance with the procedure set forth herein. If you disagree with any portion of an invoice, you must notify JVERAR in writing within ten days of your receipt of such invoice of the following: (i) that such dispute exists, (ii) the basis for such dispute in reasonable detail and (iii) the specific dollar amount of such dispute. In addition, the dispute notice must be accompanied by full payment of the undisputed portion of the invoice. You must then exercise due diligence and good faith to resolve the dispute within 30 days of the date of the dispute notice. Failure to strictly comply with the foregoing shall constitute a waiver by you of your right to contest such invoice and shall constitute your irrevocable agreement that the amount specified in such invoice is a valid obligation due and owing as specified herein and in the invoice.

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We reserve the right to suspend providing the Services, withhold delivery of any client deliverables and/or withdraw from this engagement entirely and terminate this Agreement if any of our invoices are delinquent. In the event that any collection action is required to collect unpaid balances due to us, you agree to reimburse JVERAR or all its costs of collection, including without limitation, its attorneys’ fees and expenses.

3.	Term and Termination

We expect to provide CFO consulting services immediately upon signed approval of this letter and payment for the 1st month is received. As a courtesy. Our services will be for a term of 1 year and renewable upon mutual consent.

This Agreement will remain in full force and effect until either party elects to terminate this Agreement as provided below. You have the right to terminate this Agreement at any time and for any reason by providing not less than 30 days’ written notice to JVERAR Likewise, JVERAR has the right to terminate this Agreement at any time and for any reason by providing not less than 30 days’ written notice to you; provided, however, that JVERAR shall have the right to terminate this Agreement effective immediately on written notice to you for nonpayment of any past due invoice or any refusal by you to replenish the retainer.

If this Agreement is terminated as specified above by either party, JVERAR’S engagement hereunder will be deemed to have been completed effective upon (i), in the case of a termination by JVERAR for nonpayment or, your receipt of written notice of termination and (ii), in the case of any other termination by either party, effective as of the date specified in the termination notice (but in compliance with the 30-day notice requirement), even if JVERAR has not completed all of the client deliverables. You will be billed, and you agree to pay, for all hours worked through the effective date of termination of this Agreement.

4.	Limitation of Liability

EXCEPT FOR DAMAGES ARISING OUT OF A PARTY’S BREACH OF THE NO-SOLICITATION COVEANT (AS SET FORTH BELOW), NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR INDIRECT, CONSEQUENTIAL, SPECIAL OR ECONOMIC DAMAGES OF ANY TYPE, INCLUDING LOST PROFITS. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR PUNITIVE DAMAGES. IN NO EVENT SHALL JVERAR BE LIABLE TO THE COMPANY FOR DAMAGES IN EXCESS OF THE FEES ACTUALLY RECEIVED BY ALBECK UNDER THIS AGREEMENT.

5.	Indemnification

Subject to the provisions of Section 4 above, the Company shall defend, indemnify and hold harmless JVERAR and its officers, directors, owners, employees, contractors and agents (collectively, the “JVERAR Indemnified Parties”) from and against any and all losses, causes of action, claims, allegations, liabilities, costs, damages and expenses whatsoever (including, without limitation, reasonable attorneys' fees), regardless of the form of action (collectively, “Claims”), suffered or incurred by the JVERAR Indemnified Parties with respect to third party claims arising out of or in connection with JVERAR’S performance of the Services hereunder and/or its relationship with the Company pursuant to this Agreement other than Claims arising solely out of a final, non-appealable finding of JVERAR’s gross negligence or willful misconduct.

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6.	No-Solicitation Covenant

As long as this Agreement is in effect and for a period of one (1) year thereafter, both parties agree not to, directly or indirectly, hire, solicit, nor attempt to hire or solicit the services of any person who is, or at any time during the immediately preceding six months was, an employee, contractor or subcontractor of the other party without the prior written consent of that party (the “No-Solicitation Covenant”). The parties agree that each party shall have, in addition to all other remedies available to it at law or in equity, the right to injunctive relief for any violation of the No-Solicitation Covenant by the other party without the need to demonstrate actual damages and without the need to post a bond in excess of $1,000. In addition, the parties agree that the party breaching the No-Solicitation Covenant shall be required to make a lump sum cash payment, as liquidated damages, to the non-breaching party equal to the annual compensation of the solicited employee, contractor or subcontractor. In support of the foregoing liquidated damages provision, the parties irrevocably acknowledge and agree that (i) the actual damages resulting from a breach of the No-Solicitation Covenant cannot be readily ascertained by the parties at the time this Agreement is entered into and (ii) the liquidated damages amount specified and agreed to by the parties herein is a reasonable estimate of such damages. The parties further agree that they will not, and will be estopped from, asserting a contrary position in any proceeding or otherwise asserting that the liquidated damages provision and/or the No-Solicitation Covenant is not enforceable under applicable law. Notwithstanding the foregoing, if a court of competent jurisdiction nevertheless rules that the No-Solicitation Covenant and/or the liquidated damages provision is not enforceable under applicable law, the parties hereby agree that the amount specified herein as liquidated damages shall be treated by the parties as, and shall be deemed to be, a recruitment fee, finder’s fee or similar compensation that is due and owing to the other party notwithstanding such finding.

7.	Confidentiality

Both parties agree to keep all matters discussed shall remain confidential. NO INFORMATION SHALL be divulge to any third party without a written consent by either party. This confidentiality Agreement between Company and JVERAR, shall continue in force and shall, without limitation, govern JVERAR’s use and disclosure of Company Proprietary Information, as defined therein.

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8.	Ownership

JVERAR agrees that all copyrightable material (including derivative works), notes, records, drawings, designs, inventions, ideas, concepts, know-how, improvements (including improvements to Confidential Information), developments, discoveries, trade secrets and other intellectual property conceived, discovered, developed or reduced to practice by JVERAR on behalf of the Smoke Cartel  pursuant to this Agreement, solely or in collaboration with others, whether or not patentable or registrable under copyright or other laws, and whether or not reduced to writing, drawings, or other tangible form, as applicable, during the term of this Agreement that relate in any manner to the business of Mary Jane that JVERAR may be directed to undertake, investigate or experiment with or that JVERAR may become associated with in work, investigation or experimentation in Mary Jane’s line of business in performing the Services under this Agreement (collectively, “Inventions”) are the sole property of the Mary Jane.   JVERAR also agrees to assign (or cause to be assigned) and hereby assigns fully to Mary Jane all Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating to all Inventions.

JVERAR further acknowledges that all original works of authorship which are made by JVERAR (solely or jointly with others) within the scope of and during the period of JVERAR 's relationship with the Company pursuant to this Agreement and which are protectable by copyright are “works made for hire” as that term is defined in the United States Copyright Act.

JVERAR agrees to assist Mary Jane, or its designee, at the Mary Janel’s expense, in every proper way to secure the Company’s rights in Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating to all Inventions in any and all countries, including the disclosure to the Company of all pertinent information and data with respect to all Inventions, the execution of all applications, specifications, oaths, declarations, assignments and all other instruments that the Company may deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive right, title and interest in and to all Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating to all Inventions.  JVERAR also agrees that JVERAR’s obligation to execute or cause to be executed any such instrument or papers shall continue after the termination of this Agreement.

9.	Conflicting Obligations

JVERAR represents that it has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement or that would preclude JVERAR from complying with the provisions of this Agreement.  JVERAR will not enter into any such conflicting agreement during the term of this Agreement.

10.	Miscellaneous

Nothing in this Agreement shall in any way be construed to constitute JVERAR as an agent, employee or representative of the Company.  Without limiting the generality of the foregoing, JVERAR is not authorized to bind the Company to any liability or obligation or to represent that JVERAR has any such authority.

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This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to its conflict of laws principles. Any action or proceeding arising out of or related in any way to this Agreement shall be brought only in a court of competent jurisdiction located in Harris County, Texas. In furtherance of the foregoing, the parties each hereby submit to the personal jurisdiction of such courts and waive any objections to such venue, including on the basis of forum non conveniens.

In the event that one or more of the provisions of this Agreement shall for any reason be held to be illegal or unenforceable, this Agreement shall be revised only to the extent necessary to make such provision(s) legal and enforceable.

This Agreement and the exhibits hereto constitute the entire agreement of the parties regarding the subject matter hereof and there are no other written or oral understandings or promises between the parties that affect, or shall be used in connection with, the interpretation of this Agreement. Without limiting the generality of the foregoing, any estimate of the number of hours of Services to be provided hereunder and/or any estimate of the cost of such Services and/or any forecast as to when a particular task will be completed that JVERAR provides to you, whether before, on, or after the date of this Agreement, is being provided solely as a courtesy to you and shall not be binding in any way against JVERAR.

This Agreement will not be more strongly construed against either party regardless of who is deemed to have prepared this Agreement. This Agreement may not be amended in any way except by a written agreement that acknowledges the intent of the parties to modify this Agreement and which is executed and delivered by an authorized representative of each party.

The following provisions of this Agreement shall survive any termination of this Agreement: Section 2, Section 4, Section 5, Section 6, and Section 7.

Entire Agreement

This engagement letter, including any attachments, encompasses the entire agreement of the parties and supersedes all previous understandings and agreements between the parties, whether oral or written. Any modification to the terms of this engagement letter must be made in writing and signed by both parties.

All notices sent by the parties in connection with this Agreement shall be sent to the following addresses:

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If to JVERAR:

Jorge Verar

JL Verar, CPA PLLC

10245 Kempwood Dr. Ste #194

Houston, Texas 77096, USA

Email: jverar@cpa.com

If to the Company:

Mosses Campbell Santos

302 W Victory Dr unit F

Savannah, GA 31405

We appreciate the opportunity to be of service to you. Please date and sign the enclosed copy of this engagement letter and return it to us to acknowledge your agreement with its terms. It is our policy to initiate services only after we receive the executed engagement letter.

[Signature Page Follows]

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We thank you for selecting JVERAR for this engagement and look forward to working with you.

Sincerely,

J L Verar, CPA pllc

By: /s/ Jorge L. Verar

Jorge L. Verar, Managing Partner

This Agreement is hereby accepted and agreed to on the date indicated below.

Accepted and Agreed to by:

Mary Janes Vape and Smoke Shop Inc.

By: /s/ Moses Campbell

Mosses Campbell, CEO

Date: 08/28/2018

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EXHIBIT A

DEFINITION OF SERVICES

As used in this Agreement, the term “Services” (to be performed on an ‘as requested’ basis) shall mean the following:

1.	Provide monthly outsourced CFO services (month end close, preparation of reports for management, manage controller and accounting staff and review their work, merge accounting of other locations into reporting package, advise on strategic accounting matters as requested by management.)
2.	Prepare the books for audit and coordinate the preparation and filings of these SEC 10-Q’s and 10-K’s with the outside auditors, internal management and the transfer agent.
3.	Analyze & evaluate accounting and other application software to enhance performance and proper valuing of inventory and cost of goods sold; adjust inventory valuation and cost of goods value to reflect proper amounts
4.	Work with the bookkeeper or controller and other support staff to enhance current workflow and accounting procedure.
5.	Any additional services that you request we perform for you that are not specifically within the aforementioned definition of Services will be the subject of a separate engagement agreement.

Client Responsibilities

You authorize our firm to accept instructions by either the CEO or COO, outside auditors and other management team members for this engagement.

As a condition of our performing the services described above, you agree to:

•	make all management decisions and perform all management functions, including determining account codings and approving all proposed journal entries;
•	designate an individual to oversee ours services;
•	evaluate the adequacy and results of the services performed;
•	accept responsibility for the results of the bookkeeping services; and
•	establish and maintain internal controls over the bookkeeping process and monitor ongoing activities.

You agree that you are ultimately responsible for the proper recording of transactions in the records, the safekeeping of assets and the accuracy of your trial balance and financial statements.

You acknowledge that, while our firm will maintain the books and records of the company utilizing accounting software installed on a cloud infrastructure, it is your responsibility to monitor all general ledger entries for proper recording and accuracy through your access to the accounting software.

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We will perform the financial reporting services in accordance with the AICPA Code of

Professional Conduct.

This engagement is limited to the financial reporting services outlined above. Our firm, in its sole professional judgment, reserves the right to refuse to take any action that may be construed as making management decisions or performing management functions, including determining account coding and approving journal entries. We will not perform management functions or make management decisions for you.

However, we may provide advice, research materials and recommendations to assist your management in performing its function and making decisions within the scope of this engagement.

The above accounting and financial reporting services will be performed based upon information you provide to us. We will perform our services under the assumption that all information you submit is true, complete and accurate according to documents and other information retained in your files. We will not verify or audit this information.

We will not perform an audit, review or compilation of your financial statements, and no accountant’s report will be prepared or submitted. If you wish to engage our firm to perform compilation services, we will confirm this arrangement in a separate engagement letter and delineate the additional charges for this service.

Our engagement does not include any procedures designed to detect errors, fraud or theft. Therefore, our engagement cannot be relied upon to disclose such matters. In addition, we have no responsibility to identify and communicate deficiencies or material weaknesses in your internal control system as part of this engagement.

If you provide access to our firm to obtain copies of the bank statements for read-only, we will use this information solely for the purpose of performing the review of bank reconciliation. We will rely on the accuracy of the information provided in the statement and will not take any action to verify this information.

We will not monitor transactions, investment activity, provide investment advice or supervise the actions of individuals entering into transactions or investment activities on your behalf. We recommend that you receive and review all statements promptly and carefully, and direct any questions regarding account activity to your banker.

Electronic Data Communication and Storage and Use of Third Party Administrative Services

In the interest of facilitating our services to you, we may send data over the Internet, store electronic data via computer software applications hosted remotely on the Internet, or allow access to data through third party vendors’ secured portals or clouds. Your confidential electronic data may be transmitted or stored using these methods. We may use third party service providers to store or transmit this data. In using these data communication and storage methods, our firm employs measures designed to maintain data security. We use reasonable efforts to keep such communications and data access secure in accordance with our obligations under applicable laws and professional standards. We require our third-party vendors to do the same.

You recognize and accept that we have no control over the unauthorized interception or breach of any communications or data once it has been sent or has been subject to unauthorized access, notwithstanding all reasonable security measures employed by us or our third-party vendors.

You consent to our use of these electronic devices and applications and submission of confidential client information to third party service providers during this engagement.

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